Exhibit 10.1

GALECTIN THERAPEUTICS INC.

CONSULTING AGREEMENT

MARCH 2, 2012

This Consulting Agreement (“Agreement”) is entered into this 2nd day of March 2012 and effective March 6, 2012 (the “Effective Date”) by and between GALECTIN THERAPEUTICS INC., a Nevada corporation, having its principal office at 7 Wells Avenue, Suite 34, Newton, Massachusetts 02459 (the “Company”), and Thomas A. McGauley, CPA (the “Consultant”).

Consultant is currently engaged by Company as a Consultant;

WHEREAS, Consultant and Company desire to continue their ongoing engagement of the Consultant with enhanced responsibilities as Acting Chief Financial Officer for a specific duration under written agreement;

WHEREAS, Company and Consultant have come to an agreement for the Consultant to be engaged for a specific duration under written contract, unless terminated earlier for reasons set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt of which is hereby acknowledged, the parties mutually agree as follows:

Section 1. Term and Scope of Employment.

The Company agrees to engage Consultant and Consultant agrees to be engaged by Company with the title of Acting Chief Financial Officer commencing on March 6, 2012 and ending at the close of business on September 30, 2012, unless terminated earlier by Company for cause or by Consultant for good cause or without cause, as described and provided for in Section 5 below, whichever shall first occur. Consultant shall report directly to the Chief Executive Officer (“CEO”) of Company.

Section 2. Devotion of Time and Effort.

Consultant agrees to devote time and effort to the business and affairs of Company as necessary to completely fulfill the role of CFO and that, to the best of Consultant’s ability and experience, Consultant will, at all times, conscientiously perform all of the duties and obligations of CFO and other activities as may be assigned to Consultant by the CEO of the Company. Consultant may continue the other engagements that he currently has (on average 16 hours per month) but hereby agrees not to accept the appointment to any employment, consultant, management or board position with any other company without the prior approval of the CEO of the Company.

Section 3. Payment.

(a) Fee. In consideration of all of the services rendered by Consultant under the terms of this Agreement, the Company shall pay to Consultant a base fee of $14,250 per month, which is based on an estimated 95 (ninety five) hours of work per month. Hours greater than 95 (ninety five) during a month will be billed at the Consultant rate of $150 (one-hundred-fifty) per hour.

(b) Reimbursement of Expenses. Company shall reimburse Consultant, in accordance with the Company’s policies and practices in effect from time to time, for all out-of-pocket expenses reasonably incurred by Consultant in performance of Consultant’s duties under this Agreement. Consultant is responsible for proper substantiation and reporting of all such expenses. Consultant shall consult a tax advisor of their own choosing to determine the taxability of any reimbursements made hereunder and the record keeping requirements therefor.

Section 4. Compliance with Company Policy.

During Consultant’s engagement with Company, Consultant shall observe all Company rules and policies in effect from time to time, including, without limitation, such policies as are contained in the Company policy and procedures manual, as may be amended or superseded from time to time.

Section 5 Termination of Employment.

Unless terminated earlier pursuant to the provisions of this Section 6, this Agreement and Consultant’s engagement with Company shall terminate at the close of business on September 30, 2012. At such time, Consultant shall be entitled to no further reimbursement other than those earned or accrued but unpaid as of that date.

Consultant’s engagement with Company may be terminated prior to the close of business on September 30, 2012 for the following reasons:

(a) By The Company For Cause. Company shall have the right, upon written notice thereof to Consultant, to terminate Consultant’s engagement “For Cause” prior to the close of business on September 30, 2012 in the following circumstances:

(i) Consultant

(a) Fails or refuses in any material respect to perform any duties, consistent with his position, assigned to him by the President or CEO;

(b) Is grossly negligent in the performance of his duties hereunder;

(c) Commits of any act of fraud, misappropriation of funds, embezzlement or dishonesty with respect to the Company;

(d) Is convicted of a felony or other criminal violation, which, in the reasonable judgment of the Company, could materially impair the Company from substantially meeting its business objectives; or

(e) Engages in any other intentional misconduct adversely affecting the business or affairs of the Company in a material manner. The term “intentional misconduct adversely affecting the business or affairs of the Company” shall mean such misconduct that is detrimental to the business or the reputation of the Company as it is perceived both by the general public and the biotechnology industry.

(ii) With respect to matters referred to in (i)(a) and (b) above, should Consultant not cure the cause within thirty (30) days of receipt of written notice thereof (the “Cure Period”), Consultant’s engagement shall terminate at the close of business on the last day of the Cure Period. During said Cure Period, the Consultant’s fee shall continue. Following termination, however, Consultant shall not be entitled to any further fee other than those previously accrued but unpaid through the date of termination. With respect to matters referred to in (i)(c-e) above, Consultant may be terminated immediately and shall not be entitled to payment of any further fee other than those previously accrued but unpaid through the date of termination.

(b) By The Consultant For Good Reason.

Consultant may terminate their engagement with Company for “Good Reason” (as defined herein), if Company shall have failed to cure an event or circumstance constituting “Good Reason” within thirty (30) days after receipt of written notice thereof from Consultant (which period may be extended by the parties) or within a reasonable time thereafter should it be impossible or impractical for the Company to cure within that time. For purposes of this paragraph, “Good Reason” shall mean the occurrence of any of the following without Consultant’s consent or approval:

(i) The assignment to Consultant of duties inconsistent with this Agreement;

(ii) Change in Consultant’s title or significant and material change in Consultant’s authority;

(iii) Material breach of the terms of this Agreement by Company; or

(iv) Any failure of the company to obtain the assumption of this Agreement by any successor or assign of Company during Consultant’s engagement with Company.

In the event that Consultant terminates their employment for Good Reason pursuant to the terms hereof, Consultant shall be entitled to all fees through the end of the term of this Agreement, i.e., through June 30, 2012, but shall not be entitled to any other sums or any damages including, without limitation, any consequential damages.

(c) By Consultant Without Cause.

In the event Consultant terminates their engagement without Good Reason prior to the end of their then current term of engagement, then Consultant will have been considered to have terminated their engagement Without Cause. In such case, Consultant shall be considered to have resigned effective immediately and shall be entitled to no further fee other than those previously accrued but unpaid through the date of termination.

Section 6. Survival of Obligations.

The obligations of Consultant as set forth in Sections 7 through 15 below shall survive the term of this Agreement and the termination of Consultant’s engagement hereunder regardless of the reason or cause therefor.

Section 7. Non-Competition and Conflicting Employment.

(a) During the term of this Agreement, Consultant shall not, directly or indirectly, engage or participate in any business or business related activity of any kind that is in competition in any manner whatever with the business of the Company or any business activity related to the business in which the Company is now involved or becomes involved during the Consultant’s engagement other than those engagements for which Consultant already has signed agreements with. For these purposes, the current business of the Company is biotechnology drug development and related business. Consultant also agrees that, during their employment with Company, Consultant will not engage in any other activities that conflict with his obligations to the Company.

(b) As a material inducement to Company to continue the engagement of Consultant , and in order to protect the Company’s Confidential Information and good will, the Consultant agrees that:

(i) For a period of twelve (12) months following termination of Consultant’s engagement with the Company or its affiliates for any reason, Consultant will not directly or indirectly solicit or divert or accept business relating in any manner to Competing Products or to products, processes or services of Company, from any of the customers or accounts of the Company with which Consultant had any contact as a result of Consultant’s engagement with Company; and

(ii) For a period of twelve (12) months after termination of Consultant’s employment with Company or its affiliates for any reason, Consultant will not (A) render services directly or indirectly, as an Consultant, consultant or otherwise, to any Competing Organization in connection with research on or the acquisition, development, production, distribution, marketing or providing of any Competing Product, or (B) own any interest in any Competing Organization.

(c) For purposes of this Section:

(i) “Competing Product” means any product, process, or service of any person or organization other than the Company, in existence or under development (a) which is identical to, substantially the same as, or an adequate substitute for any product, process or service of the Company in existence or under development, based on any patent or patent application (provisional or otherwise) naming Consultant as inventor thereunder and which Consultant has assigned or licensed to the Company, or other intellectual property of the Company about which the Consultant acquires Confidential Information, and (b) which is (or could reasonably be anticipated to be) marketed or distributed in such a manner and in such a geographic area as to actually compete with such product, process or service of the Company; and

(ii) “Competing Organization” means any person or organization, including the Consultant, engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing or providing of a Competing Product.

(d) The parties agree that the Company is entitled to protection of its interests in these areas. The parties further agree that the limitations as to time, geographical area, and scope of activity to be restrained do not impose a greater restraint upon Consultant than is necessary to protect the goodwill or other business interest of the Company. The parties further agree that in the event of a violation of this Covenant Not To Compete, that the Company shall be entitled to the recovery of damages from Consultant and injunctive relief against Consultant for the breach or violation or continued breach or violation of this Covenant. Consultant agrees that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section 7 is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Section 7 shall remain in full force and effect. Consultant further agrees that if a court of competent jurisdiction determines that any provision of this Section 7 is invalid or against public policy, the remaining provisions of this Section 7 and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

Section 8. Confidentiality.

(a) Consultant recognizes and acknowledges that they will have access to certain information of members of the Company Group (as defined below) and that such information is confidential and constitutes valuable, special and unique property of such members of the Company Group. The parties agree that the Company has a legitimate interest in protecting the

Confidential Information, as defined below. The parties agree that the Company is entitled to protection of its interests in the Confidential Information. Consultant shall not at any time, either during or subsequent to his employment with the Company, disclose to others, use, copy or permit to be copied, except in pursuance of his duties for an on behalf of the Company, its successors, assigns or nominees, any Confidential Information of any member of the Company Group (regardless of whether developed by Consultant) without the prior written consent of the Company. Consultant acknowledges that the use or disclosure of the Confidential Information to anyone or any third party could cause monetary loss and damages to the Company as well as irreparable harm. The parties further agree that in the event of a violation of this covenant against non-use and non-disclosure of Confidential Information, that the Company shall be entitled to a recovery of damages from Consultant and/or to obtain an injunction against Consultant for the breach or violation, continued breach, threatened breach or violation of this covenant.

(b) As used herein, “Company Group” means the Company, and any entity that directly or indirectly controls, is controlled by, or is under common control with, the Company, and for purposes of this definition “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

(c) As used herein, the term “Confidential Information” with respect to any person means any secret or confidential information or know-how and shall include, but shall not be limited to, plans, financial and operating information, customers, supplier arrangements, contracts, costs, prices, uses, and applications of products and services, results of investigations, studies or experiments owned or used by such person, and all apparatus, products, processes, compositions, samples, formulas, computer programs, computer hardware designs, computer firmware designs, and servicing, marketing or manufacturing methods and techniques at any time used, developed, investigated, made or sold by such person, before or during the term of this Agreement, that are not readily available to the public or that are maintained as confidential by such person. Consultant shall maintain in confidence any Confidential Information of third parties received as a result of his employment with the Company in accordance with the Company’s obligations to such third parties and the policies established by the Company.

(d) As used herein, “Confidential Information” with respect to the Company means any Company proprietary information, technical data, trade secrets, know-how or other business information disclosed to Consultant by the Company either directly or indirectly in writing, orally or by drawings or inspection or unintended view of parts, equipment, data, documents or the like, including, without limitation:

(i) Medical and drug research and testing results and information, research and development techniques, processes, methods, formulas, trade secrets, patents, patent applications, computer programs, software, electronic codes, mask works, inventions, machines, improvements, data, formats, projects and research projects;

(ii) Information about costs, profits, markets, sales, pricing, contracts and lists of customers, distributors and/or vendors and business, marketing and/or strategic plans;

(iii) Forecasts, unpublished financial information, budgets, projections, and customer identities, characteristics and agreements as well as all business opportunities, conceived, designed, devised, developed, perfected or made by Consultant whether alone or in conjunction with others, and related in any manner to the actual or anticipated business of the Company or to actual or anticipated areas of research and development; and

(iv) Personnel files and compensation information.

(e) Consultant further understands that Confidential Information does not include any of the foregoing items which (a) has become publicly known or made generally available to the public through no wrongful act of Consultant; (b) has been disclosed to Consultant by a third party having no duty to keep Company matter confidential; (c) has been developed by Consultant independently of engagement with Company; (d) has been disclosed by the Company to a third party without restriction on disclosure; or (e) has been disclosed with the Company’s written consent.

(f) Consultant hereby acknowledges and agrees that all Confidential Information shall at all times remain the property of the Company.

(g) Consultant agrees that they will not improperly use or disclose any Confidential Information, proprietary information or trade secrets of any former employer or other person or entity or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant and that Consultant will not bring onto Company premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(h) Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest of confidence and not to disclose it to any person, firm or entity or to use it except as necessary in carrying out Consultant’s work for the Company consistent with Company’s agreement with such third party.

(i) Consultant represents and warrants that from the time of the Consultant’s first contact with the Company, Consultant has held in strict confidence all Confidential Information and has not disclosed any Confidential Information directly or indirectly to anyone outside the Company, or used, copied, published or summarized any Confidential Information, except to the extent otherwise permitted under the terms of this Agreement.

(j) Consultant will not disclose to the Company or use on its behalf any confidential information belonging to others and Consultant will not bring onto the premises of the Company any confidential information belonging to any such party unless consented to in writing by such party.

Section 9. Inventions.

(a) Attached hereto as Exhibit A is a list describing all ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data rights, and claims related to the foregoing, whether or not patentable, registrable or copyrightable, which were conceived, developed or created by Consultant prior to Consultant’s employment or first contact with Company (collectively referred to herein as “Prior Inventions”), (A) which belong to Consultant, (B) which relate to the Company’s current or contemplated business, products or research and development, and (C) which are not assigned to the Company hereunder. If there is no Exhibit A or no items thereon, the Consultant represents that there are no such Prior Inventions. If in the course of Consultant’s employment with the Company, the Consultant incorporates or embodies into a Company product, service or process a Prior Invention owned by the Consultant or in which the Consultant has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, world-wide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, service or process.

(b) Consultant agrees that Consultant will promptly make full, written disclosure to the Company and will hold in trust for the sole right and benefit of the Company, and Consultant hereby assigns to the Company, or its designee, all of Consultant’s right, title and interest in and to any and all ideas, process, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data, rights and claims related to the foregoing, whether or not patentable, registrable or copyrightable, which Consultant may, on or after the Effective Date of this Agreement, solely or jointly with others conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Consultant’s services are engaged by the Company (collectively referred to herein as “Intellectual Property items”); and Consultant further agrees that the foregoing shall also apply to Intellectual Property Items which relate to the business of the Company or to the Company’s anticipated business as of the end of Consultant’s employment and which are conceived, developed or reduced to practice during a period of one year after the end of such employment. Without limiting the foregoing, Consultant further acknowledges that all original works of authorship which are made by Consultant (solely or jointly with others) within the scope of Consultant’s employment and which are protectable by copyright are works made for hire as that term is defined in the United Stated Copyright Act.

(c) Consultant agrees to keep and maintain adequate and current written records of all Intellectual Property Items made by Consultant (solely or jointly with others) during the term of

Consultant’s engagement with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to, and remain the sole property of, the Company at all times.

(d) Consultant shall not at any time use the Company’s name or any of the Company trademark(s) or trade name(s) in any advertising or publicity without the prior written consent of the Company.

Section 10. Return of Company Property.

Consultant agrees that, at any time upon request of Company, and, in any event, at the time of leaving the Company’s employ, Consultant will deliver to the Company (and will not keep originals or copies in Consultant’s possession or deliver them to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, material, equipment or other documents or property, or reproduction of any of the aforementioned items, containing Confidential Information or otherwise belonging to the Company, its successors or assigns, whether prepared by Consultant or supplied to Consultant by Company.

Section 11. Non-Solicitation.

Consultant agrees that they shall not, during their engagement or other involvement with Company and for a period of twelve (12) months immediately following the termination of Consultant’s engagement with the Company, for any reason, whether with or without cause, (i) either directly or indirectly solicit or take away, or attempt to solicit or take away Employees of the Company, either for the Consultant’s own business or for any other person or entity and/or (ii) either directly or indirectly recruit, solicit or otherwise induce or influence any investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company to discontinue, reduce or modify such employment, agency or business relationship with the Company.

Section 12. Publications.

Consultant agrees that he will, in advance of publication, provide the Company with copies of all writings and materials which Consultant proposes to publish during the term of Consultant’s engagement and for two years thereafter. Consultant also agrees that Consultant will, at the Company’s request and sole discretion, cause to be deleted from such writings and materials any information the Company believes discloses or will disclose Confidential Information. The Company’s good faith judgment in these matters will be final. Consultant will also, at the Company’ request and in its sole discretion, cause to be deleted any reference whatsoever to the Company from such writings and materials.

Section 13. Equitable Remedies.

Consultant agrees that any damages awarded Company for any breach of this Agreement by Consultant would be inadequate. Accordingly, in addition to any damages and other rights or remedies available to Company, Company shall be entitled to obtain injunctive relief from a court of competent jurisdiction temporarily, preliminarily and permanently restraining and enjoining any such breach or threatened breach and to specific performance of any such provision of this Agreement, and, if it prevails in such proceeding, Company shall be entitled to recover from Consultant all costs and expenses incurred to enforce the terms of this Agreement and/or recover from Consultant for any breach(es) thereof including reasonable attorneys’ fees.

Section 14. Representations and Warranties of Consultant.

Consultant represents and warrants as follows: (i) Consultant has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with the Consultant’s undertaking a relationship with Company; and (ii) that Consultant has not entered into, nor will Consultant enter into, any agreement (whether oral or written) in conflict with this Agreement.

Section 15. Miscellaneous.

(a) Entire Agreement. This Agreement and the exhibit attached hereto contain the entire understanding of the parties and supersede all previous contracts, arrangements or understandings, express or implied, between Consultant and Company with respect to the subject matter hereof, including, without limitation, the Prior Employment Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement or in the attached exhibit.

(b) Section Headings. The section headings herein are for the purpose of convenience only and are not intended to define or limit the contents of any section.

(c) Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, the remainder of this Agreement shall be amended to provide the parties with the equivalent of the same rights and obligations as provided in the original provisions of this Agreement.

(d) No Oral Modification, Waiver Or Discharge. No provisions of this Agreement may be modified, waived or discharged orally, but only by a waiver, modification or discharge in writing signed by Consultant and such officer as may be designated by the Board of Directors of the Company to execute such a waiver, modification or discharge. No waiver by either party hereto at any time of any breach by the other party hereto of, or failure to be in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

(e) Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

(f) Execution In Counterparts. The parties may sign this Agreement in counterparts, all of which shall be considered one and the same instrument.

(g) Governing Law And Performance. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to its principles on conflicts of laws.

(h) Successor and Assigns. This Agreement shall be binding on and inure to the benefit of the successors in interest of the parties, including, in the case of the Consultant, Consultant’s heirs, executors and estate. Consultant may not assign Consultant’s obligations under this Agreement.

(i) Notices. Any notices or other communications provided for hereunder may be made by hand, fax, email, first class mail or express courier services provided that the same are addressed to the party required to be notified at its address first written above, or such other address as may hereafter be established by a party by written notice to the other party. Notice shall be considered accomplished on the date delivered, faxed, emailed, first class mailed or express couriered.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement under seal as of the date and year first above written.

	Company,	Consultant,
Galectin Therapeutics Inc.

By:	/s/ Peter G. Traber	/s/ Thomas A. McGauley
	Name: Peter G. Traber, MD	Thomas A. McGauley
Title: President & CEO

Exhibit A

Lists of Prior Inventions and

Original Works of Authorship

None